EXHIBIT 99.3

MICROSEMI

Moderator: James Peterson

October 24, 2006

7:00 am CT

Operator:	Good morning. My name is (Shekina) and I will be your conference operator today. At this time I would like to welcome everyone to The Announcement of Microsemi’s acquisition of PowerDsine.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you. I would now like to turn the conference over to Julie Shafiki. Please go ahead. Ma’am.

Julie Shafiki:	Thank you. Good morning and welcome to Microsemi’s conference call regarding Microsemi’s acquisition of PowerDsine. In a few moments, you will hear from and have an opportunity to ask questions of Jim Peterson, Microsemi’s President and Chief Executive Officer, and Igal Rotem, PowerDsine’s CEO.

A recording of this conference call will be available on the Microsemi Web site for 30 days under the Investor Section. Our Web site is located at www.microsemi.com.

Let me remind you that during the course of this conference call, management will state beliefs and make projections or other forward-looking statements regarding future events and future financial performance of the company.

We wish to caution you that all of our statements except the company’s past financial results are just their opinions predictions, and present expectations. Actual future events or results may differ materially.

I refer you to Microsemi’s report on Form 10-Q filed on August 11, 2006, report on Form 10-Q filed on May 12, 2006, report on Form 10-Q filed on February 10, 2006, and Form 10-K for the fiscal year ended October 2, 2005 which was filed on December 16, 2005.

Information about Microsemi filed with the SEC is available at www.sec.gov. These reports identify important factors that could cause actual results to differ materially from our projections.

With that said, we can begin. Here is Jim Peterson, President and CEO of Microsemi.

James Peterson:	Thank you Julie. Good morning and thank you for joining us today. Before we begin, let me remind you that the intention of this call is to discuss the PowerDsine acquisition only. This is not a Microsemi earnings release call. Our earnings release call is scheduled to take place on November 16.

Microsemi is excited to announce the acquisition of PowerDsine. I’m also pleased to have Igal Rotem with us here today to discuss the transaction and an overview of PowerDsine.

The agenda will be as follows. We will review the details of the transaction, give you a brief overview of PowerDsine’s business, highlight the strategic rationale which led to the transaction, and provide our initial guidance on the financial impacts of the transaction. We will then take your questions.

Here are the details of the transaction. Microsemi Corporation and PowerDsine announced the signing of a definitive agreement this morning for Microsemi to acquire all of the outstanding shares of PowerDsine.

With this acquisition, we will expand our portfolio of product offering to include a broad range of power over Ethernet or PoE solutions and to further enhance our analog mixed signal design capabilities. The transaction is subject to Israeli court approval and a PowerDsine shareholder vote. We expect the transaction to close during the first three months of calendar year 2007.

Under the terms of the agreement, each PowerDsine shareholder will receive $8.25 per share in cash and 0.1498 shares of Microsemi common stock for each share of PowerDsine.

Based on the closing price as of yesterday, October 23, 2006 the total consideration values PowerDsine at 245 million or $11 per share which represents an 18.5% premium over PowerDsine’s closing price.

PowerDsine has been a pioneer of the development of Power Over Ethernet — a technology that allows power to be transmitted over the same network cable as data.

The company first developed PoE technology in 1998 and has been a major driving force behind IEEE 802.3as standard for sending Power Over Ethernet cabling.

The growing demand for PoE has been driven by a range of network applications including voice over IP, wireless LAN access points and remote security cameras that increasingly rely upon power delivered over the network.

PowerDsine is a leader in a fast-growing PoE market and well positioned to capitalize on the next generation PoE standard capable of powering notebook computers and other devices with higher power requirements.

Ethernet switch vendors look to PoE solutions from PowerDsine to integrate this complex power management communication capability into their product offerings.

Power design offers integrated product systems solutions to original equipment manufacturers, value added resellers and integrators throughout the global sales channels of distributors and sales representatives.

PowerDsine technology is embedded in over 25 different Ethernet switches. And the company has a top tier customer base including Avaya, Nortel, HP, Alcatel, Fujitsu, 3Com and others.

The acquisition of PowerDsine will expand and further diversify Microsemi’s analog mixed-signal product portfolio and add to our strong intellectual property base.

We will significantly increase our presence in the communications market and gain an immediate position as a leading PoE supplier which will facilitate numerous new customer opportunities.

We believe the addition of PowerDsine’s experienced team of mixed signal design engineers will yield excellent results both in the PoE market and more broadly across a number of important commercial high performance analog mixed signal markets that we serve today.

We’re also excited to develop Microsemi’s presence in Israel to leverage the country’s outstanding engineering talent base.

This transaction will add meaningful revenues to our fiscal 2007 results and increase our overall revenue growth rate.

We came to realize significant revenue and cost synergies by combining our operations and cross-selling to both sets of customers after the transaction.

Microsemi will have approximately 79 million fully shares diluted outstanding with current Microsemi shareholders owning approximately 96% and current PowerDsine shareholder’s owning approximately 4% of the combined company fully diluted shares.

Microsemi expects the transaction to be neutral to slightly dilutive to earnings for the first 12 months after closing and accretive thereafter.

I’d like to take a moment to recognize Igal and his team for their contributions to the success of PowerDsine. Igal and his team have built a company that has competed successfully against large incumbents and consistently provided its customers with best in class technology and products.

We look forward to have a PowerDsine team join Microsemi. And at this time, I’d like to turn it over to - for Igal to say of few words.

Igal Rotem:	Thank you very much Jim. The Power design team is very excited about this transaction. And we believe that our two businesses are extremely complementary.

We believe that Microsemi is the ideal partner for PowerDsine shareholders, customers and employees.

We are confident that the Microsemi platform will allow us to take Power Over Ethernet business to a new level.

We have also identified other high-growth applications where our combined design capabilities and customer relationship will lead to exciting new business opportunities.

We also announced PowerDsine’s fiscal results, the financial results for the third quarter today. We are pleased to report that PowerDsine revenue grew 16% sequentially to $9.6 million which exceeded our guidance. Non-GAAP EPS was 3 cents at the high end of our guidance.

PowerDsine is projecting fourth quarter sequential revenue growth of 10% to 12% based on the continued growth in both the company’s integrated PoE solution and mix in businesses.

Before I turn the call back over to Jim, I want to take the opportunity to thank all of PowerDsine employees for their dedication, hard work and outstanding commitment since the founding of PowerDsine.

The acquisition by Microsemi is a validation of the value of the technology and the market that… has spent many years developing. We look forward to taking PowerDsine to new levels with the strength of Microsemi behind us.

I will now turn the call back over to Jim.

James Peterson:	Thank you Igal. In summary, we are extremely excited about having PowerDsine join the Microsemi team. And we think there’s a great opportunity for both Microsemi and PowerDsine.

We’re confident in our ability to realize significant revenue and cost synergies throughout this transaction. We’d like to take the questions this time. But I just want to clarify once again that the questions should be related to the transaction and not related to Microsemi’s September quarter. We’ll be there soon enough.

The earnings call for Microsemi is November 16 at 1:45 California Time. So as we stand right now, we’re ready for your questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Rick Shafer with CIBC World Markets.

Rick Shafer:	Hey good morning guys.

James Peterson:	Good morning Rick.

Igal Rotem:	Good morning Rick.

Rick Shafer:	So I’ve got - my first question is just one for Jim actually. And I guess it’s - maybe it’s an obvious one. But why do the deal now right after your shares kind of took a hit off of revised guidance a few weeks ago? Can you help us understand the timing?

I mean I guess were there other candidates? Was there sort of a bidding war out there Jim?

James Peterson:	Okay, a couple things. One, we actually looked at this company for over about a year now and aggressively started working with their management team over the last six months. There were other parties involved so it was kind of a competitive situation.

But when you look at all the synergies, the relationship going forward for PowerDsine and Microsemi, this was a make sense deal.

When we first looked at it, I probably would have used all stock when Microsemi had the strongest stock position. At this time in place, I used 75% cash, 25% stock.

The timing is right for PowerDsine. They are at a lifecycle where they need a larger parent, where they need someone that’s been there and done that. So together shoulder to shoulder, we’re going to take this company to the next level.

We at Micro, we’re convinced of the technology. The other’s all about growth and technology shape. You’ve got a company here that has - it’s in all market space with Power Over Ethernet that’s growing 40% year over year. Aggressively, voiceover IP opportunities that are growing about 28% compound growth rate over the next three years, and wireless LAN about 55%.

So this whole thing is just about growth and technology. And the timing is what the timing is and I’m comfortable with it.

Rick Shafer:	Okay. And I’ve got a question then for both you guys sort of, you know, for you and Igal. I mean the real upside of the PowerDsine model has sort of always been the Cisco opportunity that’s hanging out there.

I mean what kind of confidence do you have that PowerDsine could get Cisco or does get Cisco in ‘07?

James Peterson:	Yes. Let me go first and then I’ll give it to Igal.

Rick Shafer:	And Jim, do you have that included in your model, your assumptions? I mean is it…

James Peterson:	Yes, we have it in there very conservatively just from a numbers point of view. And that’s a wise way to put it in there. But you can imagine during the due diligence, that was a very important part for Microsemi.

My take on it with — as to having direct conversations with that particular end customer — is they are convinced that the solution from PowerDsine is highly integrated. It has – their MOSFETs are embedded into the technology. And it is the technology of choice going forward for a lot of the future platforms at Cisco. I’m not going to announce when and where. But you can bet we have done the research.

Cisco by the way is very complementary of PowerDsine joining the Microsemi team. Microsemi is a supplier to Cisco. And I’ll turn that over to Igal.

Igal Rotem:	Rick, as we said many times before, we work very hard to win Cisco. We’re confident that the Cisco win is not a matter of if, it is a matter of when.

And I think that together with what Jim’s just said, it gives you a little bit clearer picture of where we are.

Rick Shafer:	Does this deal sort of help grease the wheels then at Cisco for PowerDsine?

James Peterson:	Yes. As we mentioned shape, they were very complementary that - you know, we are a supplier to Cisco as it is today. So we are on their vendor base list. We’ve been a very credible supplier to them. We ship a lot of power amplifiers to them. We’ve had other technology discussions.

Their door is wide open to get a fresh new look at PowerDsine. And they look forward to greeting Microsemi. And when I say greeting is I mean shortly. Nothing’s more important on our attack list.

Rick Shafer:	Okay Jim, just one more question. Just rough numbers, looking at my two models here, it looks about sort of in a 6%, maybe 7%, diluted range for next year assuming no synergies. I don’t see a lot of obvious synergies. I know you kind of talked about it briefly. What should we assume to get…

James Peterson:	Well let me give it to you again. It’s slightly dilutive. That seems aggressive. We are projecting neutral to slightly dilutive. And you don’t shave - just like any other transaction, once we get this thing to the closure, I can give you a much more definitive. But it’s not quite that - it’s not that high.

And as I can implement the synergies and we sit down with the management teams, take it to the next level and now that we’re at this stage, we’ll give you an update.

Rick Shafer:	So any kind of - anything you can give us Jim in terms of synergies to assume?

James Peterson:	Yes, projecting neutral to slightly dilutive in the first year. And your number seems large.

Rick Shafer:	Okay. All right, thanks.

James Peterson:	Thanks, Shaf

Igal Rotem:	Thank you, Shaf.

Operator:	Thank you. Your next question comes from the line of Romit Shah with Lehman Brothers.

Romit Shah:	Thanks. Good morning.

James Peterson:	Good morning my friend. How are you?

Romit Shah:	Good thanks. Could you just help me get a feel for I guess the market opportunity here or what the served available market is for PowerDsine and what that may add overall to Microsemi’s overall market opportunity?

James Peterson:	Yes. Let me give it to Igal first and then I’ll try to chime in if there’s addition-

Igal Rotem:	Hi. Good morning. In a nutshell the PoE direct total available market is around $700 million. It is - consists of the 300 million Ethernet ports that within the next few years will be Power Over Ethernet supports times the long-term pricing support which is about $1.50 plus the end devices of about 200 million end devices that are expected to become Power Over Ethernet within the next few years. Just give you the total address of the market that today PowerDsine and some PowerDsine competitors such as TI, LDC and Maxim are serving.

James Peterson:	As far as the overall for contribution to Microsemi, you just heard the great quarter — 9.6 million. One of two companies that I know today that are guiding up. They’re guiding up revenue 10% to 12%. And you have the Microsemi numbers. You can do the math.

Romit Shah:	Igal, have you spoken publicly about sort of long-term growth rates for your company, whether it’s an absolute number or relative to the overall market?

Igal Rotem:	I can’t talk about the specific calendar year ‘07. And as you all know, we are guiding always one quarter forward.

But one thing I can say guys, is that the Power Over Ethernet market is growing in a KGR of about 30% over the past few years. It will continue to grow in this space given the very strong commitment from Cisco, from companies like Nortel, Avaya, Extreme Foundry, HP. All the switching market leaders have committed to continue to embed Power Over Ethernet into more and more platforms.

And therefore we are very optimistic regarding the growth of opportunities of Power Over Ethernet and PowerDsine within the Microsemi platform specific.

James Peterson:	I mean check it out guys. Here’s a market that’s growing 30%, 40% compound annual growth rate over the next five years. And as Igal mentioned right, the high end application voiceover IP wireless LAN, WiMax, security, I mean these are fields that are just begun to take off. And we’re right at the forefront and we’re the leader in technology. That I guarantee.

Romit Shah:	And just one follow-up. Can you just give us a feel for the competitive landscape in the Power Over Ethernet market and what you - maybe elaborate more on what you see the company’s competitive advantages are? Is it first mover advantage? Is it proprietary process, IP?

James Peterson:	I want to give it to Igal and then if there’s more I’ll…

Igal Rotem:	I would describe this market as mainly dominated by maybe four companies today — Texas Instruments, (Technologies), Maxim and PowerDsine.

We were the first company to come out with silicon. So this market, PowerDsine owns the vast majority of the IP in this space. And we definitely see ourselves as the pioneers of the Power Over Ethernet landscape.

I think that over the years, given the fact that all our competitors are very well respected, analog and mixed signal incumbent companies, we’ve proven to be very innovative and ahead of the game throughout the, I would say, five to seven years.

PowerDsine has to date, the most highly integrated solution in the market. And I think that proof is in the pudding. We are designed into almost every platform that exists in the market excluding a certain big customer that we will be - we will strongly believe that we will be designing too as well given the fact that we are also single source to all these switching companies, I think speaks for itself.

James Peterson:	I must say, the proof’s in the pudding.

Romit Shah:	Yes sure. Sorry, last one - last question. Any 10% customers that you can highlight?

James Peterson:	No. We don’t have any 10% customers. That’s the beauty of this. It’s well diversified, very similar to Microsemi’s portfolio.

Romit Shah:	Thank you.

James Peterson:	Thank you.

Igal Rotem:	Thank you.

Operator:	Thank you. Your next question comes from the line of Eric Gomberg with Thomas Weisel Partners.

Eric Gomberg:	Hey. Good morning.

James Peterson:	Good morning Eric.

Igal Rotem:	Good morning Eric. So a few questions. The first, you’re obviously a leader in the PoE market. You talked a lot about developing analog mixed signal products using the engineering base at PowerDsine.

I’m just wondering, are they working on or has PDS PowerDsine’s been working on non-PoE products? What type of products ought we expect and over what time frame from the engineering pool?

James Peterson:	Let me touch it first and then I’ll give it to Igal. The answer is yes, most definitely yes. We’re not at the stage where we want to competitively announce what the product and the technology is.

But I’m here to tell you it intrigued - for Microsemi’s engineers and myself it is probably as compelling or more compelling than the technology that they have pretty much developed and been a leader in PoE.

The next technologies that they have that we’re going to introduce- extremely attractive and its timing will come. Igal, do you want to?

Igal Rotem:	Yes Eric. We definitely were very open and transparent with our other shareholders in providing an insight to where the R&D spend is going and share the information that a growing percentage of our R&D spend is going to a pure development of non-PoE technology.

We are strong on track with this development. I think with the help of Microsemi, we can even accelerate the design that we currently have. And definitely, it will help us to get embedded into some of the most attractive platforms in our space.

Unfortunately, we cannot disclose the nature of this business at this point in time, not because we want to be so secretive. It is because our partner, the companies that PowerDsine is already engaged with view the cooperation with us as highly competitive and one of their differentiating factors. And we need to respect that.

So I believe that sooner than later we’ll be able to disclose this information. And I’m sure that Jim and I will be more than happy to talk about it.

James Peterson:	But I can tell you from — PowerDsine does have probably the most advanced high process technology that will take us into the next five years from a competitive point of view in the marketplace.

It will be once again as PowerDsine is known to do, best in class. And the products that we’ll go after will be in markets that we are familiar with at Microsemi.

Eric Gomberg:	Actually, that’s a great lead in to my next question. I was wondering to what extent you expect to be able to use PowerDsine’s resources, whether it be their high-voltage process capabilities or foundry relationships with your, Microsemi’s, traditional existing products or…

James Peterson:	I think there’s a tremendous amount of synergies and not necessarily overlap but certainly shoulder to shoulder strength from both companies.

You’re talking about a company with 136 employees in PowerDsine, 90 plus are technical. It’s exactly what Microsemi needed to strengthen our company to compete in the future.

So you’re going to find that a technology leader in the high point analog mixed signal, part of Microsemi is going to be the PowerDsine group.

Eric Gomberg:	Okay. Just a couple of quick ones hopefully. When do you think notebook gets interesting for Power Over Ethernet? And Igal, I just want to know if you’ll be staying on with the company?

Igal Rotem:	To answer the - your last question, the answer is absolutely. I am personally committed to the company. I am the cofounder of PowerDsine. So both - Ilan Atias, the President of PowerDsine and myself are very committed and very willing to be part of the Microsemi team.

Regarding your first question, as you may know Eric, the nexus evolution, the Power Over Ethernet technology is the IEEE 802.3at which is the high power Power Over Ethernet that one of the most important drivers in making this standard happen and rectify is the ability to deliver power to notebooks and laptops.

And I can tell you that work is already being done and undergoing. And I believe that sooner than later we will see notebooks and laptops that are being powered via the Ethernet.

Eric Gomberg:	Thanks very much.

Igal Rotem:	Thank you Eric.

Operator:	Thank you. Your next question comes from the line of Daniel Amir with W. R. Hambrecht.

Daniel Amir:	Thanks a lot and congratulations on the acquisition.

Igal Rotem:	Thank you Daniel.

Daniel Amir:	Igal, a question for you more is as you looked at different partners to potentially team up with, what’s the advantage of teaming up with Microsemi rather than teaming up with a much larger company that has maybe big batch capabilities and can bring a lot of the manufacturing in-house?

And the follow-up to that question, does this - how does this acquisition if at all, change your relationship with Freescale?

Igal Rotem:	I will start with the quick one. It doesn’t change our relationship with Freescale. Freescale is and was PowerDsine, now PowerDsine Microsemi partner. And we expect to continue to strengthen our relationship which we still aim to do even more business than we are doing now.

To the first part of your question Daniel, PowerDsine had several opportunities in this acquisition process. Microsemi was chosen because for us, the acquisition is not a target. It’s a means to get there.

And it is just a step in a very long journey. And one of the most important criterias for me and for the PowerDsine management is the culture - cultural fit between the companies and the PowerDsine identity moving forward.

So being part of a very large organization, yes, there are advantages of maybe in-house fabrication, but definitely, the identity of PowerDsine over time diminishes.

With Microsemi being a medium-sized company, the PowerDsine identity will be kept. We will be a division within Microsemi and our voice will be heard. And our impact on the joint company is going to be much more significant than if we would be becoming a part of a multibillion dollar company.

Having said that, we also see a great opportunity together with the strong management of Microsemi to create a very, very significant upside to our shareholders and partner moving forward because we can contribute significantly to the joint company.

And these together with the fact that there is a very good chemistry between the people led to our decision.

Daniel Amir:	Okay. And the follow-up questions are - I mean what is - I don’t know if you’ve reached the stage yet but from a future strategic direction of PowerDsine, I mean is anything going to change? Is it largely because PowerDsine may be - will keep the identity to where it is, is got to be run to a separate unit?

Is there going to continue to be investments in the PowerDsine facilities in Israel? Can you just expand a bit on kind of where Microsemi is planned to take PowerDsine?

James Peterson:	Yes. This is Jim Peterson. Our intent is to invest in PowerDsine. We’re extremely excited about the present products that they have. But we’re more excited about the product roadmap that PowerDsine has both in Power Over Ethernet and next generation market that we’re going to enter.

And we’re more than excited to work with the state of Israel and the employees of PowerDsine. PowerDsine is going to be a division of

Microsemi. We’re going to call it simply Microsemi PowerDsine group. So we want to keep their identity.

But we also want to build a brand of Microsemi worldwide and globally. I think what you’re going to find for the employees of PowerDsine is what they did yesterday. Strange enough, they’re going to do the same thing today. And we’ll expect a little bit more of them tomorrow.

But we intend to finance them and use their creativity and bring in some fresh eyes and take their product lines and their dreams and their visions to the next generation.

Daniel Amir:	Okay. And one final question. Igal, can you a bit expand on some of the Midspan integrated business this quarter and kind of the guidance with the next quarter? Kind of have we moved over to integrated being a bigger part of your business? And do you expect that to continue now?

Igal Rotem:	Yes. Integrated had record numbers this quarter. And I’ll tell you in a second the exact proportions as we are giving every quarter.

But one very positive I would say unexpected outcome of the September quarter is the fact that the Midspan came out strong. And we are seeing good healthy growth in this space as well. We are expecting to continue to invest in the Midspan business and to continue to grow this portion, especially now that - with the Microsemi philosophy and product roadmap, the Midspan product line fits very well.

And it’s not just that we will invest in the integrated product line but also we’ll have the bandwidth to support the Midspan.

For the numbers, integrated came - we are at $4.2 million or 43.2% of our revenues. And Midspan came to $5.2 million or 54.2% of our revenues.

Daniel Amir:	Okay. Thank you.

Igal Rotem:	Thank you Daniel.

Operator:	Thank you. Your next question comes from the line of Andrew Huang with American Technology Research.

James Peterson:	Good morning, Andrew.

Andrew Huang:	Good morning, Jim. Can you hear me okay?

James Peterson:	Yes, I can.

Andrew Huang:	Hey. So I guess just kind of a couple questions. I think first, just want to get some of these out of the way. I think some investors are going to be concerned about first of all, the accretion.

I think in the past you’ve talked about only doing acquisitions that would be accretive within 12 months so…

James Peterson:	Right.

Andrew Huang:	So can you address that?

James Peterson:	Yes. I think I’ve already talked to it and I’ll mention again, we’re telling you right now that it’s neutral to you know, slightly accretive in the first year with today’s goggles on.

And I think what you’ve got to wait for is as I close this deal Andrew, just like I’ve done with other acquisitions is I’ll be in a better position to provide you exactly with explicit guidance once this deal closes.

So the message right now is a conservative message and one that we see at first sight of neutral to slightly dilutive. And you’re going to get your update when it closes, no different than other acquisitions we’ve done at Microsemi.

Andrew Huang:	Great. And then I think another concern some investors might have is that you’re doing these acquisitions to kind of drive your top line growth. So I was wondering if you could address that.

And maybe some people might be concerned that your core business is slowing. So if you could just get that out of the way…

James Peterson:	Yes. To the point, my core business is not slowing. We announce on the 16th of November, so I’ll give you much more color on that.

But check it out. Here’s a market growing PoE, 30% to 40% right, with a tremendous amount of applications that are outpacing even that growth.

So this is a growth opportunity, there’s no doubt about it. I mean when you look around at the market for companies to merge with and acquire, you know, to find a company with the technology and market spaces that are growing 40% that have that potential and their end market is growing stronger, believe me, it is a revenue play. It’s a growth play. And it’s going to be a margin play and a technology play.

So those I think we’re acquiring this to increase revenue, it’s true. To increase revenue to cover any shortcomings at Micro’s business, you’ll see that on 16 November. And Microsemi’s been a strong company growing sequentially quarter over quarter.

But I understand that they might think that. But certainly part of it might be true because I want revenue growth but not for the reason that they might be leaning towards.

Andrew Huang:	Great. And then just the last question, you know, there’s a lot of talk about these mixed signal analog engineers. And I was wondering like, just can you give me an example of like what types of projects or maybe customers or end markets that they could work with the existing Microsemi team?

Yes we’re not - you’re trying to get me to announce a product area that they’re going after right now and we signed documents with a handful of customers so we’re not. But I am going to tell you that they have probably the best high-voltage process in the planet. You know why they’re looking for. You know the world knows we’ve been looking for high-voltage processes to strengthen high (frontage) analog mixed signal.

And as - it’s a little premature right now. But believe me, right, I’m type A, when it’s time to release this and say where we’re going, I will.

Daniel Amir:	Okay. Thanks.

Operator:	Thank you. Your next question comes from the line of Harsh Kumar with Morgan Keegan.

Harsh Kumar:	Hey guys. Congratulations on the acquisition first.

James Peterson:	Welcome to the party.

Harsh Kumar:	Thank you Jim. A couple of questions. I saw this company has a lot of cash, PowerDsine. And so you’re paying roughly 4 times revenues. Can you give us a sense of how you arrived at the valuation Jim?

James Peterson:	Yes. We decided that the price of $245 million was a fair price. We got a fairness opinion. I think this company is - PowerDsine is a winner. I think their lifecycle with all they needed in the lifecycle was the strength and the combination of Microsemi.

We did all the research internally at Microsemi. We had our bankers work with us and we got a nice fairness opinion. So the number is what it is. I’m comfortable with it. And now we’re on with the next generation of growing the business.

Harsh Kumar:	Okay. Fair enough. So assuming that you’re looking for pretty significant growth to kind of just justify the valuation maybe in the out years?

James Peterson:	Well we’re not looking for significant growth. I’m looking at solid growth. And I think that product portfolio shows me that there’s going to be solid growth in the business. But more importantly, there’s a lot of synergies that we’re going to put together between Microsemi and PowerDsine that are going to leverage us, some in the back end, some in the front end, some in the SG&A, the cost of public companies.

We’re going to drive a lot of the cost out of PowerDsine as they are stand-alone. So there’s a lot to it, a lot more than just the success of the growth of the market. That’s just an additive.

Harsh Kumar:	Got it. That’s pretty helpful. And then Jim, you talked a lot about the financial metrics of the deal. Can you actually talk about what timeframe you’re looking at for integrating the businesses together?

James Peterson:	Yes, well you really can integrate the businesses according to the Justice Department until the deal’s done right?

Harsh Kumar:	Right.

James Peterson:	But I understand from the PowerDsine, they’ve got a lot of things on their plate. We’ll give them some guidance shoulder to shoulder, have little influence on it, but make sure we stare in the right direction.

And I’ll roll that out to you as to what they’re doing and to what Microsemi is going to do as soon as this thing is closed. But there’s a lot to be done and I think we know how to do it.

Harsh Kumar:	Fair enough. And Jim, just kind of a tough - I guess it’s a tough question. You went through a big reorg. in your own company, Microsemi where you change the company completely in terms of metrics, financial metrics, profitability, et cetera.

Now you’re done with our readout. Are we to assume you’re looking for growth at this point in time for future and that there should be more acquisitions coming? Is that how we should look at it?

James Peterson:	Growth’s important. We’ve grown Microsemi over the last two years each year somewhere between 18% and 20%. We try to outpace the industry by 2x.

That’s still Microsemi’s property’s goal is to grow our business two times what the industries grow in Microsemi proper.

When you look at acquisition, you want to make sure they can equal, and/or have stronger growth than Microsemi proper.

And in this case, I see that vision with support and some execution. In the lifecycle of Microsemi, we’re still doing integration. We just bought Advanced Power technology. That integration is what I’ll consider I don’t know, phase 1, for no other word. We’re having great success integrating them into Microsemi.

This particular acquisition, this goes into high-performance analog mixed signal group, right? This is the best thing that can happen to Microsemi.

We’re looking for new products. We’re looking for new markets. Like I said, 136 employees right, 90 plus technical people. The state of Israel that is very business friendly, very technical friendly. This is an ideal situation for Microsemi. It doesn’t get better than this one.

Harsh Kumar:	Now, certainly sounds like a good deal. Last question. I’m new to this area Jim. Suddenly there’s a need for PowerDsine’s products at the switch side. Does this company have - does PowerDsine have products in the client side as well?

Igal Rotem:	The end device or the CP equipment…

Harsh Kumar:	Correct.

Igal Rotem:	…is definitely a target for PowerDsine. We will go out with a component to this particular market. It’s not yet a very big opportunity although it complements our offering to the sweet side.

Moving forward, once the next generation standard, IEEE 802.3as, will be rectified, and were expecting notification either end of ‘07, beginning of ’08, we definitely expect a major ramp in the number of end devices that will use this technology.

And therefore, we expect a significant ramp in the demand both on the switch side and on the - and device side.

Harsh Kumar:	That’s great for me. Thanks guys. Congratulations again.

Igal Rotem:	Thank you very much.

James Peterson:	Thank you.

Operator:	Thank you. Your next question comes from the line of Tore Svanberg with Piper Jaffray.

Tore Svanberg:	Yes. Thank you and good morning gentlemen. A couple of questions.

Igal Rotem:	Good morning Tore.

Tore Svanberg:	First of all, just looking at the synergies, and somebody asked the question about Freescale, but should we assume any other manufacturing to be brought in-house at all?

James Peterson:	Well, you know, certainly we’re going to focus on some of the backend strength that Microsemi has for packaging test and assembly.

But as far as foundry, Freescale is a good partner. We also have (Atmel) as a partner. And we are aggressively going to look at other opportunities.

Microsemi has been very, very successful with Advanced Power Technology and Microsemi products and looking at China for foundry partners.

I’m not saying that’s where we’re going to go, but there is certainly worldwide, there’s lots of opportunities for foundry partners going forward.

So I think we’re a company that’s looking to progress and to become more profitable Tore.

Tore Svanberg:	Great. And I know, PowerDsine spends more than 60% in operating expenses. So I assume there’s some good synergies there.

On the SG&A line, how much synergy is there? I’m just trying to think about how PowerDsine goes to market versus Microsemi.

James Peterson:	Not as much as APT. They go to market a little bit differently. But a well-run company should have SG&A under 20%. And we haven’t gotten there yet. We know that. They know that. And you know where they’re at today right?

We’re gonna aggressively look at it. But I don’t want to take you know, understand the lifecycle they were at by themselves, their SGA started with a 3 okay? And that’s what they had to spend as a stand-alone small company trying to make a brand and a global position.

With the strengths of Microsemi and some guidance, lower end companies should have SG&A starting with two or a little bit less.

Tore Svanberg:	Understood. Also some questions for Igal. Igal you usually talk about how many switches you’ll design into and how many are currently in production. Can you give us an update there please?

Igal Rotem:	Yes. We are designed into over 200 switches at this point. We have seen growth in the number of switches that are going to production in about 10% during the last three months.

And I’m expecting that next year, more and more switches will hit production. And this is part of the reason why we are definitely optimistic regarding the next year.

Tore Svanberg:	Great. And just looking at the near term, there’s been a lot of mixed data in the overall communications market. Can you just give an update on what some of your customers are telling you about PoE demand for the next couple of quarters?

Igal Rotem:	Yes. And I agree with you. We have seen mixed data coming from our end customers. We are very fortunate Tore, for having a niche within their business that is growing very strongly and sequentially. And the reason for that is the need for Power Over Ethernet moved from being, I would say a nice have feature to a must-have feature.

And I can’t point at this point in time, not even a single switching company that doesn’t have an immediate need for Power Over Ethernet in their portfolio or is intended to have PoE switches over the next few months.

And the reason for that is that the customers are demanding Power Over Ethernet even if they don’t have utilization for a distant function at the immediate term. And the reason is the premium that is being required today is relatively minimal to defend that you are protecting your investment.

Let’s not forget that people are buying switches for a period of between five to seven years. And therefore, the negative kind of noise or news that we have seen from the communication space is, thank God, not relevant for PowerDsine.

James Peterson:	Yes. And in the plane signal that we’re guiding one quarter, 9.6 million guiding up revenue 10% to 12% lets you know that there are some mixed signals out there.

But certainly, I think Igal is exactly correct. These guys have hit the sweet spot and we’ll continue to take market share and grow.

Tore Svanberg:	Very well. And just last question for Igal. You mentioned AS for a period (being) ratified in next year ‘08. Would you have to wait for that ratification before you get some revenues or could you even get something in the middle of next year?

Igal Rotem:	We are generating revenues for high power solutions right now Tore. Just as a reminder, we have introduced our own freestanding proprietary high power Midspan about 12 months ago.

The demand for these products is growing. As we did before the ratification of the first standard, we are seeing more like the same phenomena right now which means early stage and an increased standard demand exists out there. And we are supplying this demand.

I am expecting that around the time of the ratification, we will definitely see a ramp from I would say, the more conservative mass-market folks that definitely will wait to make sure you that the standard is now stabilized.

Given the fact that PowerDsine is one of the AT standard leaders, I think we have a good hand around how the standard is going to shape. So we are confident that we will be ahead of the game here as well.

Tore Svanberg:	Great. Thanks and congratulations to both parties.

Igal Rotem:	Thank you very much Tore.

Operator:	Thank you. Your next question comes from the line of Quinn Bolton with Needham & Company.

James Peterson:	Good morning Quinn.

Quinn Bolton:	Good morning. Jim, can you help me out? It sounds like PoE, you talked about some pretty good growth numbers. But if I look back at quarterly revenues for PowerDsine, it’s been flat for three years.

So what’s happening? It sounds like PoE has been a pretty good growth area for the last two years but PowerDsine at least on a quarterly revenue basis hasn’t participated. What’s going to change? Why now? Why are we starting to see the growth?

James Peterson:	I think the lifecycle that they’re in and their products that are now starting to hit. I think with their design is, almost every customer with the exception today of Cisco, is aggressively going after Cisco.

I think their timing’s right. I mean look at last quarter, 9.6, and guiding upward strongly. Sometimes in life, timing’s very, very important Quinn. And I think what you’ve got right now is a timing situation. Igal, do you want to touch a little bit?

Igal Rotem:	Yes hi Quinn. We - I’m not sure how familiar you are to some of the PowerDsine fundamentals. But let me share a few facts that I believe will highlight some of the reasons why you haven’t seen a significant growth in our top line.

The Power over Ethernet business started originally for us shipping a Midspan product. This is a power hub that the (Ace people port) is over $30 per port.

Moving forward, when this industry is maturing, we are moving from selling boxes to selling ICs that are embedded into switches. And therefore the (Ace people port) is totally different. We are talking about an order of magnitude almost.

And therefore even though the number of ports is growing significantly year over year, the impact on our top line is yet not significant because of product mix change. And this is by the way, very, very typical to any new technology.

If you look back in cell phones, wireless LAN devices, voice over IP, Bluetooth, the same phenomena. You start with relatively high ASP, low quantities. ASPs going down. The quantities are not ramping significantly enough to catch up the lost revenue.

And we were very fortunate by the way, to be able to maintain a strong top line and not be forced to a significant decline.

But moving forward as we are stabilizing around a certain solution, the growth in the port count will have an immediate reflection on our top line as well.

James Peterson:	And Quinn, let me just show you some of customers on the strength of it — 3Com, Alcatel, D-Link, Extreme, Fujitsu, HP, NETGEAR, Nortel, Samsung. This is a market whose time has come and we’re product positioned ready to take advantage of it.

Quinn Bolton:	And then one maybe for Igal. On the - you mentioned sort of the integrated approach. And I think Jim had commented about integrated power transistors. Can you sort of just again from a technical perspective say what differentiates your process or your approach from those of Linear Maxim and TI?

And if it is the ability to integrate power transistors, I mean those three companies have other products and other power management areas with integrated transistor. So what’s to stop them from coming out with a similarly integrated approach?

Igal Rotem:	The integrated transistors is definitely nice and important. But I can assure you, this is not a reason why we are winning. The reason we are winning is that PowerDsine provides a system solution.

Our competitors — and there are great companies and great competitors — have very good solutions. But their solution is coming from a totally different angle which is functionality.

Our solution is a system solution. And therefore when the customer is viewing either to use PowerDsine solution or to use one of our competitors, they are trying to ask themselves what will be the best outcome from my switch?

And by the way, that’s maybe the time to mention PowerDsine solution is by far the most expensive one in the market. And therefore, we are very proud of having the most expensive solution out there but still owning almost every other switch excluding Cisco and soon I hope Cisco as well.

And I think that the holistic approach that PowerDsine has taken since day one is paying itself off in a big way.

Quinn Bolton:	And then just lastly on the integrated side, can you sort of say what their rough gross margins are? It looks like you’re over 50% on a corporate average basis. But any difference between the Midspan product and the integrated product?

Igal Rotem:	No. It’s more like sustained gross margin for both businesses. Definitely as we move forward and with the help of Microsemi, we will be able to get more efficient and remove some of the inherent causes we have in our business model.

I believe that both the Midspan and the integrated business can grow in their gross margin in a significant way.

Quinn Bolton:	Okay. Thank you.

Igal Rotem:	Thank you.

Operator:	Thank you. Your next question comes from the line of Steve Smigie with Raymond James.

Steve Smigie:	Great. Thank you. First question is just could you talk a little bit about if there will be any departures from the engineering side from PowerDsine following the acquisition?

James Peterson:	The intention is absolutely not. You know, the beauty I have is the senior management team staying with Microsemi shoulder to shoulder. They’re the ones that brought in, that built the company, that have brought in the personnel out of there. And as I mentioned, 90 plus engineers.

The intent is this to go out. I’m jumping on a plane Thursday going to Israel, meeting with the employees, all hands meeting eyeball to eyeball. And the intent is to send them the message or the strength of Microsemi and PowerDsine as a company.

At Microsemi proper our attrition rate for engineers is pretty much zero. And our goal is to have the attrition rate match that over in Israel and actually, downstream strengthen our technical position in PowerDsine over in Israel. Igal?

Igal Rotem:	Yes. I just wanted to add some interesting facts to your question Steve. PowerDsine retention level in the past I would say ten years is, I wouldn’t say the highest, but definitely in the very, very top of the high-tech companies in Israel.

We are not losing talent. We are not losing our employees. They are joining the company after very, very careful screening. We view our employees as our strategic assets. And that’s the way they will be treated.

Moving forward, one of the reasons for us seeing Microsemi as the right home for PowerDsine is that we have seen the same kind of approach by Microsemi management and approach to their employees. And this was very compelling for us moving forward.

Steve Smigie:	Okay, thank you. And just one other question. Igal, given the fact that there could be say 30% to 40% growth year and seems like you’re balance sheet had plenty of cash on it, why make the decision to sell at this point?

Igal Rotem:	We are very proud of being able to take the company independently to the market and do the IPO two years ago Steve.

And I think that given the market environment now and given the consolidation that our customers expect from their strategic vendors that the writing is on the wall.

PowerDsine is one of many other companies that will go through this path of consolidation because that’s the nature of the beast. Companies, big customers are expecting to get more and more products from less and less vendors.

And we definitely realized that we need to become part of a much larger organization in order to remove some of the public company inherent costs that are very painful for us on one hand but on the other hand to become part of the global footprint company that can help us to leverage our strength.

And every time is the best time and the worst time. So I think for both companies that’s definitely a good time. I think that there is a very good opportunity for PowerDsine shareholders to realize a nice uptick in the Microsemi stock and also definitely for our employees, enjoy the site as well now becoming part of a much larger organization that can support our future growth.

James Peterson:	In addition, as we will allow PowerDsine, the next generation products and the market that they’re going to be focusing on and the end customers, you’ll see the compelling strength of Microsemi in PowerDsine’s future. There’s a lot of synergies going to be going forward over the next two to four quarters.

Steve Smigie:	Thanks a lot, gentlemen.

Igal Rotem:	Yes, thanks.

Operator:	Thank you. Your next question comes from the line of Craig Berger with Wedbush Morgan Securities.

Craig Berger:	Good morning Jim and good morning Igal.

Igal Rotem:	Good morning.

James Peterson:	I still owe you a phone call.

Craig Berger:	No worries. Pleasant surprise to see you guys teamed up. Let’s see Jim, my question for you is just with respect to your strategic plans on the Midspan product.

Do you intend to continue to support that product and develop the next generations there?

James Peterson:	Absolutely. I look at the product roadmap for Midspan. PowerDsine has - is a very detailed strategy for Midspan which does include some next generation product, additional positioning of their product to customers. They’re making a call on it and we’re supporting it.

Craig Berger:	Jim, my next question for you is without going into the specifics of what these new product areas are, let me ask you how long do you think it’s going to take to actually make these new products and start selling them for revenues?

James Peterson:	Well you know what? We can do it a lot quicker with Microsemi and PowerDsine shoulder to shoulder. A lot of the customers know that potential market areas are very, very familiar customers of Microsemi. So we can get there faster together than PowerDsine by themselves.

I’m expecting, you know, I’m just going to say over a period of time. I don’t want to - it’s just too premature to let this thing out of the gate right now. But I am extremely confident of Microsemi and PowerDsine’s ability to position this product, gain market share and become a leader.

When you look at Microsemi, If you look at our lighting products and our power amplifiers and the market that we fine-tuned and go after, we’re usually either number one or number two in our market areas. And I think you’ll find that very same opportunity here.

But when the time does come, we’re going to roll it out and you’ll like it.

Craig Berger:	Right. And okay, on the cost synergy side, did you guys detail exactly — and I may have missed this — did you guys detail exactly when some of those op ex synergies are going to start to roll in?

James Peterson:	Well, tonight we started. You know we know what they are. And now it’s a matter of implementing them. Micro can’t have too much influence because the deal is not done. But it’s beginning as we speak.

Craig Berger:	Okay, thanks a lot. Congratulations gentlemen.

James Peterson:	Thank you my friend.

Igal Rotem:	You think you Craig.

Operator:	Thank you. Your next question comes from the line of Amit Chanda with AG Edwards.

Amit Chanda:	Gentlemen. This is Amit Chanda for David Wong. I just have one quick one for you. Just curious if acquisition accounting will remove stock option grants at PowerDsine so that stock option expensing drops to zero in GAAP earnings for PowerDsine?

James Peterson:	I’ll get Dave Sonksen. Dave, do you want to touch that?

Dave Sonksen:	No it won’t. Their options rollover into Microsemi stock options. And they will continue to have stock based compensation expense as - and what they had will now become part of ours.

Amit Chanda:	Okay perfect. Okay great. Thanks for your time guys and congrats on the acquisition.

James Peterson:	Thank you very much.

Operator:	Thank you. Your next question comes from the line of Michael Davies with Next Generation Equity Research.

Michael Davies:	Yes, good morning guys. Thanks. I just have a couple quick questions here for you. And just help me better understand maybe, Igal, from the standpoint of the integrated products, are they swappable? I mean can you go into a platform and someone else can come in and compete? Or once these are designed in you tend to run with the lifecycle of a product?

Igal Rotem:	Let me answer your question. This is Igal Rotem Michael.

The PowerDsine offering is today a unique one. We are the only company that offers a 12 channel Power Over Ethernet solution. And therefore if you are a switch manufacturer and you are designing in PowerDsine solution, for this particular platform, that’s the solution that you are going to use.

It’s not just the type of controller and the number of ports. It’s the overall systems integration, the software, the whole set of architecture around our product is totally different than our competitors.

And therefore, going with PowerDsine more or less is deemed that for this particular switch, that’s the solution that you’re going to use.

I’m not saying that you don’t have the ability, nor the opportunity to use another vendor for a different platform. I’m very, very proud to say that with all our customers, we own if not 100% then almost 100% of their PoE offering.

Michael Davies:	All right thanks. And just to follow-up on that, do you see these things earmarked for the telecom versus the enterprise applications or is it pretty much uniform, the Power Over Ethernet is - has a wide market opportunity?

Igal Rotem:	Yes. Well let me address this important question Michael. Power over Ethernet started as an enterprise class top of the solution given the fact that Ether is the protocol that is being used in enterprise communication.

As this - as the Ethernet is going out of the enterprise space and going to what we call Ethernet to the last mile whether it is fiber to the home or any other application, we are seeing a growing demand from set-top box and residential gateway manufacturers that are going to embed Power Over Ethernet into their product offering.

This is a very, very exciting opportunity. It’s a long term growth trajectory for the company and for this industry.

And I’m very excited for this opportunity to take power over Ethernet to the residents. So to answer your short question, yes. We are seeing move of Power Over Ethernet outside of the enterprise.

Michael Davies:	All right thanks. And for Jim or Dave, is this going to be recorded as a separate recording segment?

James Peterson:	No. We - Microsemi has one reporting segment today. And this fits into that one reporting segment.

Michael Davies:	All right, thank you guys.

Igal Rotem:	Thank you for your time.

James Peterson:	Thank you.

Operator:	Your next question comes from the line of Chris Chaney with Stanford Group.

Chris Chaney:	Good morning guys.

Igal Rotem:	Good morning Chris.

James Peterson:	Good morning Chris.

Chris Chaney:	Question here for Igal I think. On - I’m not real familiar with PowerDsine on the quarterly trends and revenue. So I’m wondering is some of the 10% to 12% guidance for quarter on quarter seasonal in nature or is this mostly like you were saying design wins and ASP feasibility?

Igal Rotem:	Actually, if you look back a little bit few quarters back, you will see that we are guiding sequential growth actually from the beginning of the year. And I’m very, very pleased and happy that we had a very, aggressive guidance for the September quarter of 13% to 15% sequential growth. And actually we did 16% sequential growth.

We are seeing continued demand for Power Over Ethernet. And therefore, we feel comfortable at this point of providing a guidance of 10% to 12% sequential growth. And this is definitely inline in what we are seeing in the market. And I hope that this trend will continue to ramp in to ‘07.

James Peterson:	Design momentum is very, very strong with PowerDsine today with the acceptance of the product. So I mean they’ve done a fabulous job.

Chris Chaney:	That sounds good. And typically, I’m not asking you to forecast Q1. Of course, Q1, is the calendar of ‘07. But is there typically a seasonal decline in PowerDsine’s business in the first part of the year? Or is this not the case?

James Peterson:	Well it’s kind of a young company so I don’t know if there’s seasonality built into it…

Chris Chaney:	Okay.

James Peterson:	…to be quite honest with you. And we’ll find out when we announce the quarter.

Chris Chaney:	And at Cisco, since I guess it’s not if but more when that business is won, is there- who is the incumbent PoE supplier there? Is that kind of the…

James Peterson:	I think it’s well-known that Linear Tech is the incumbent. And they’ve done a fine job. They have a nice product offering. I believe ours is better and our job’s to take that market share.

Chris Chaney:	And once business is won in a specific switch, is this sort of a three to five year design win type of thing with a window of that long or…

James Peterson:	As far as the lifecycle what’s it designed in Igal?

Igal Rotem:	Yes. That’s I would say for a switch that is actually going to a mass production. And this is what we call a stable mass production switch, then the life expectancy of a typical switch is between I would say on the low end three years. On the high end it can be five, six years.

Chris Chaney:	Okay. And last question is on ASP declines, are they typically 10% to 15% in this type of business? So I wouldn’t assume you’d be as aggressive as in the consumer space? But I’m really not sure?

Igal Rotem:	Actually, we were very fortunate to realize even less of price pressure. I’m talking about per device over the past few years.

But I think that for modeling purposes, 10% to 15% should be reasonable.

Chris Chaney:	Okay, very nice. Thanks so much.

Igal Rotem:	Thank you very much.

Operator:	Thank you. Your next question comes from the line of Glen Yeung from Citigroup.

(Peter Caradash):	Good morning. This is (Peter Caradash) for Glen Yeung.

Igal Rotem:	Hey (Peter).

(Peter Caradash):	Hi. How are you Igal?

Igal Rotem:	I’m fine (Peter). How are you?

(Peter Caradash):	Doing well. In the - recently you talked about TI making a renewed push into PoE. And actually, put up pretty solid results for the quarter.

I was wondering if you could talk about just how you positioned against them, where you saw them? And I guess we can kind of see how it played out?

Igal Rotem:	Yes, TI is definitely one of our fierce competitors. It’s a great company with a great product offering and very, very broad investment in Power Over Ethernet.

We viewed them as our number one competitor in this space. I’m very happy to say that we are winning. And I think we are winning in spite of the fact that our solution is more expensive than TI.

And I think that our customers are willing to pay a premium to use PowerDsine technology because they get a real system level solution. They want to get our software embedded into the solution. They want to get the power management capabilities.

And I’ve think that we have proven that we can maintain this customer satisfaction for the long haul. But yes, it is a tough fight there. And unfortunately, TI is not making our life milk and honey.

(Peter Caradash):	Okay. Also, I wonder if you can give us any idea, so Linear is the incumbent at Cisco. Can you give us any idea about how large a revenue opportunity you think that is just currently today that Linear has? I don’t know if it’s public.

Igal Rotem:	Yes, it’s not public. I can’t - unfortunately we have definite estimation. I can’t unfortunately state the number.

I know it is a significant number given the fact that Cisco - you have to take into consideration, has about over 65% of the PoE market. And therefore, you can imagine that given their sizable market share, Linear has being the single source provider for Cisco for a few years has succeeded to have significant revenue.

(Peter Caradash):	Well, so let me ask it this way. If Cisco is roughly 65% and PowerDsine’s roughly everything outside of Cisco, is 60 million, 50 to 60 million a reasonable kind of guess at that?

James Peterson:	I think you’re taking your math classes.

(Peter Caradash):	Okay thanks. And then one last question. I know you’ve talked about the roadmap on Midspan. And it looks like you’re still committed to it. I’m just curious along the way in the process of potentially being acquired or when it was still a potential, was there ever consideration of breaking out Midspan versus the integrated business? Or was there anyone who came out and was interested in just the Midspan portion?

Igal Rotem:	The mid span is a very important part of our business. In many ways, the Midspan is the enabler of Power Over Ethernet landscape.

I just want to remind everyone that Midspan was the first product that PowerDsine came out with a PoE capability and an alternate opportunity for those enterprises who needed Power Over Ethernet but didn’t have the main means of getting this technology embedded in to their switching closet.

Moving forward, I think that the Midspan is very complementary to what we do and what Microsemi product philosophy is. And I think that it brought a lot of competitive advantage to PowerDsine. Because when we go out with a next generation IC, we are already facing or I would say solving some of the system problems in our silicon offering.

And I think that this advantage is very, very significant given the fact that PowerDsine is known for being a first time right company. And we want to maintain this kind of philosophy moving forward.

(Peter Caradash):	Great. Thanks Igal.

Igal Rotem:	Thank you.

Operator:	Thank you. At this time there are no further questions. Will there be any closing remarks?

James Peterson:	Yes. I’d like to take just one moment. I’d like to thank everybody for joining us today. And I’d just like to close and just tell you flat out, this is a very strategic acquisition with Microsemi. It’s about growth. It’s about technology and it’s about profitability. And all those will happen.

And as brief reminder, 16 November, at 1:45 California Time, Microsemi’s quarterly earnings release, please dial in. Thank you very much. Have a good day.

Igal Rotem:	Thank you very much guys.

James Peterson:	Thanks.

Operator:	Thank you for participating in today’s Announcement of Microsemi’s acquisition of PowerDsine. You may now disconnect.

END